Exhibit 99.1

Genie Energy Announces Third Quarter 2024 Results

Newark, NJ – November 6, 2024: Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the third quarter of 2024.

Michael Stein, chief executive officer of Genie Energy, commented:

"Our third quarter featured strong operational and financial results consistent with our performance in recent quarters.  We are on track to deliver the high end of our full year Adjusted EBITDA guidance of $40 to $50 million.

"At GRE, our retail energy business, we added 36,000 net new meters during the quarter driven by organic sales activity and a large aggregation deal.  Electricity and gas margins remained robust, while slightly milder summer weather contributed to a reduction in per-meter electricity consumption.  The decrease in per-meter consumption in combination with increased sales costs drove comparative, year-over-year decreases in revenue and profitability.  Looking ahead, we have begun the process of entering the California gas market as we continue to diversify our geographic footprint, and see generally favorable meter acquisition and operating environments across our retail markets.

"We have been strategically repositioning GREW, our renewables business, for stronger top line growth and improved operating margins. That effort began to pay off this quarter. Diversegy, our energy advisory and brokerage business, nearly doubled revenue year over year and turned Adjusted EBITDA1 positive.  At Genie Solar, we are tightening our focus on the utility scale solar generation market and moving away from commercial and industrial generation projects. This shift enabled us to lock in strong gross profits, which increased exponentially compared to the year ago quarter, while significantly reducing SG&A expense. We also further expanded Genie Solar’s development pipeline, gaining site control for an additional six projects while moving another to the permitting stage.  All in, GREW delivered outstanding third quarter results."

Third Quarter 2024 Highlights

(Unless otherwise noted, 3Q24 results are compared to 3Q23, and results of Genie Retail Energy International (GREI) are included in discontinued operations for all periods.)

●	Revenue decreased 10.5% to $111.9 million from $125.0 million;
●	Gross profit decreased 7.7% to $37.9 million from $41.1 million. Gross margin increased to 33.9% from 32.9%;
●	Income from operations decreased to $11.7 million from $17.9 million;
●	Adjusted EBITDA[1] decreased to $13.6 million from $18.5 million;
●	Net income attributable to Genie common stockholders and income per diluted share EPS attributable to Genie common stockholders of $10.2 million and $0.38 compared to $14.5 million and $0.53, respectively;

●	Non-GAAP net income[1] and non-GAAP EPS[1] attributable to Genie common stockholders of $10.9 million and $0.41 compared to $14.5 million and $0.53, respectively;

1

	●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities increased to $191.7 million at September 30, 2024, from $178.3 million at June 30, 2024;
	●	Genie repurchased approximately 123,000 shares of its Class B Common stock for $2.0 million during 3Q24;
	●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on November 20, 2024, with a record date of November 12, 2024.
[1]	Adjusted EBITDA, Non-GAAP net income (loss) attributable to Genie Energy Ltd. common stockholders, and Non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these non-GAAP metrics, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics

(in millions except for EPS)*	3Q24	3Q23	Change
Total revenue	$111.9	$125.0	(10.5)%
Genie Retail Energy	$105.8	$120.3	(12.1)%
Electricity	$100.7	$114.0	(11.7)%
Natural gas	$5.1	$5.0	1.3%
Others	$0.1	$1.3	(96.1)%
Genie Renewables	$6.1	$4.7	29.2%
Gross margin	33.9%	32.9%	100	bps
Genie Retail Energy	33.8%	33.9%	(10)	bps
Genie Renewables	34.9%	5.3%	2,960	bps
Income from operations	$11.7	$17.9	(34.7)%
Operating margin	10.4%	14.3%	(390)	bps
Net income from continuing operations	$10.3	$14.5	(29.3)%
(Loss) income attributable to discontinued operations, net of tax	$(0.0)	$(0.3)	(91.8)%
Net income attributable to Genie common stockholders	$10.2	$14.5	(29.5)%
Diluted earnings per share	$0.38	$0.53	$(0.15)
Non-GAAP net income attributable to Genie common stockholders	$10.9	$14.5	(24.4)%
Non-GAAP diluted earnings per share	$0.41	$0.53	$(0.12)
Adjusted EBITDA	$13.6	$18.5	(26.7)%
Cash flow from continuing operating activities	$22.9	$28.0	(18.4)%
*	Numbers may not add due to rounding

2

Segment Highlights

Genie Retail Energy (GRE)

GRE's third quarter revenue decreased 12.1% to $105.8 million from $120.3 million last year. Income from operations decreased 31.6% to $15.0 million from $22.0 million, and Adjusted EBITDA decreased 30.7% to $15.5 million from $22.3 million.  The decreases reflected a lower level of per meter electricity consumption, driven by milder weather compared to 3Q23, and an increase in customer acquisition activity and expense, partially offset by a slight increase in revenue per kWh sold.

GRE Operational Metrics

(RCEs and Meters in thousands)*	3Q23	4Q23	1Q24	2Q24	3Q24
RCEs	375	350	348	345	380
Electricity	298	272	267	266	302
Natural gas	77	78	81	78	79
Meters	385	361	365	362	399
Electricity	304	279	281	278	311
Natural gas	81	82	83	84	87
Gross adds	60	52	70	53	104
Churn**	4.4%	5.4%	5.5%	4.6%	5.6%

*	Numbers may not add due to rounding
**	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW's third quarter revenue increased 29.2% to $6.1 million from $4.7 million last year, driven by results from Diversegy, which nearly doubled its revenue compared to 3Q23, completion of various Genie Solar commercial and industrial solar generation projects for third parties, and by revenue from the operational solar arrays that Genie Solar acquired late last year.

GREW's loss from operations decreased to $0.2 million from $2.1 million in 3Q23, and Adjusted EBITDA loss decreased to $24 thousand from $2.0 million.

At September 30, 2024, Genie Solar's operating portfolio and development pipeline comprised:

Pipeline	Total	Operational	Site Control	Permitting	Construction
MW	106	10	72	15	10
Project count	20	1	14	3	2

During the quarter, portfolio and pipeline net additions totaled 21 MW and 6 projects.

Balance Sheet and Cash Flow Highlights

As of September 30, 2024, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $191.7 million.

Total assets as of September 30, 2024 were $341.7 million. Liabilities totaled $141.4 million, and working capital (current assets less current liabilities) totaled $138.8 million.

Cash provided by operating activities decreased to $22.9 million in 3Q24 from $28.0 million in 3Q23.

3

Trended Financial Information*

(in millions except EPS)**	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	2022	2023
Total Revenue	$105.3	$93.5	$125.0	$104.9	$119.7	$90.7	$111.9	$316.3	$428.7
Genie Retail Energy	$101.4	$89.7	$120.3	$98.4	$112.5	$86.7	$105.8	$304.7	$409.9
Electricity	$74.5	$80.2	$114.0	$82.1	$89.4	$78.3	$100.7	$241.8	$350.8
Natural gas	$26.9	$9.0	$5.0	$15.1	$22.4	$8.4	$5.1	$62.1	$56.0
Others	$0.0	$0.6	$1.3	$1.2	$0.7	$0.0	$0.1	$0.7	$3.1
Genie Renewables	$3.9	$3.7	$4.7	$6.5	$7.2	$4.0	$6.1	$11.6	$18.8
Gross Profit	33.3	38.2	41.1	33.6	33.8	33.3	37.9	155.5	146.2
Genie Retail Energy	32.5	37.5	40.8	32.5	32.2	32.3	35.8	153.7	143.4
Genie Renewables	0.7	0.7	0.3	1.1	1.6	1.1	2.1	1.8	2.8
Gross Margin	31.6%	40.9%	32.9%	32.1%	28.2%	36.8%	33.9%	49.2%	34.1%
Genie Retail Energy	32.1%	41.8%	33.9%	33.0%	28.6%	37.2%	33.8%	50.4%	35.0%
Genie Renewables	19.3%	19.6%	5.3%	17.2%	22.0%	26.8%	34.9%	15.6%	15.1%
Income (loss) from operations	$11.3	$15.0	$17.9	$(34.2)	$9.8	$10.6	$11.7	$78.5	$10.0
Operating margin	10.7%	16.1%	14.3%	(32.6)%	8.2%	11.6%	10.4%	24.8%	2.3%
Net income (loss) attributable to Genie common stockholders	$14.3	$15.0	$14.5	$(24.5)	$8.1	$9.6	$10.2	$85.9	$19.2
Diluted earnings (loss) per share	$0.54	$0.57	$0.53	$(0.90)	$0.30	$0.36	$0.38	$3.26	$0.74
Adjusted EBITDA	$12.4	$15.8	$18.5	$11.4	$11.7	$12.0	$13.6	$83.2	$58.2

*	Some Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not add due to rounding

4

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-877-545-0523 (toll-free from the US) or 1-973-528-0016 (international) and provide the following participant access code: 644435.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 51441 .. The replay will remain available through Wednesday, November 20, 2024. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division's (GREW) holdings include Genie Solar, a vertically-integrated provider of community and utility-scale solar energy solutions, and Diversegy, an energy procurement advisor. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Avi Goldin

Chief Financial Officer

Genie Energy, Ltd.

agoldin@genie.com

5

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents (including amounts related to variable interest entity of $240 and $245 at September 30, 2024 and December 31, 2023, respectively)	$136,295	$107,609
Restricted cash—short-term (including amounts related to variable interest entity of $34 and $20 at September 30, 2024 and December 31, 2023, respectively)	7,686	10,442
Marketable equity securities	420	396
Trade accounts receivable, net of allowance for doubtful accounts of $7,697 and $6,574 at September 30, 2024 and December 31, 2023, respectively (including amounts related to variable interest entity of $176 and $275 at September 30, 2024 and December 31, 2023, respectively)	50,335	61,909
Inventory	8,513	14,598
Prepaid expenses (including amounts related to variable interest entity of $347 and $313 at September 30, 2024 and December 31, 2023, respectively)	11,408	16,222
Other current assets	6,726	5,475
Current assets of discontinued operations	6,280	13,182
Total current assets	227,663	229,833
Restricted cash—long-term	47,271	44,945
Property and equipment, net	22,396	15,192
Goodwill	12,690	9,998
Other intangibles, net	2,459	2,735
Deferred income tax assets, net	5,197	5,200
Other assets (including amounts related to variable interest entity of $363 and $360 at September 30, 2024 and December 31, 2023, respectively)	18,821	15,247
Noncurrent assets of discontinued operations	5,184	7,405
Total assets	$341,681	$330,555
Liabilities and equity
Current liabilities:
Trade accounts payable	23,679	27,881
Accrued expenses (including amounts related to variable interest entity of $500 and $533 at September 30, 2024 and December 31, 2023, respectively)	44,211	49,389
Income taxes payable	12,988	6,699
Due to IDT Corporation, net	116	145
Other current liabilities	6,194	9,280
Current liabilities of discontinued operations	1,637	4,858
Total current liabilities	88,825	98,252
Noncurrent captive insurance liability	47,271	44,945
Notes payable	1,775	—
Other liabilities	2,821	2,212
Noncurrent liabilities of discontinued operations	703	638
Total liabilities	141,395	146,047
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares - 10,000:
Series 2012-A, designated shares - 8,750; at liquidation preference, consisting of 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.01 par value; authorized shares - 35,000; 1,574 shares issued and outstanding at September 30, 2024 and December 31, 2023	16	16
Class B common stock, $0.01 par value; authorized shares - 200,000; 29,310 and 28,764 shares issued and 25,651 and 25,820 shares outstanding at September 30, 2024 and December 31, 2023, respectively	293	288
Additional paid-in capital	158,570	156,101
Treasury stock, at cost, consisting of 3,659 and 2,944 shares of Class B common stock at September 30, 2024 and December 31, 2023	(34,951)	(22,661)
Accumulated other comprehensive income	5,212	3,299
Retained earnings	81,959	60,196
Total Genie Energy Ltd. stockholders’ equity	211,099	197,239
Noncontrolling interests:
Noncontrolling interests	(9,943)	(12,731)
Receivable for issuance of equity of a subsidiary	(870)	—
Total noncontrolling interests	(10,813)	(12,731)
Total equity	200,286	184,508
Total liabilities and equity	$341,681	$330,555
6

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per share data)
Revenues:
Electricity	$100,694	$114,002	$268,390	$268,688
Natural gas	5,055	4,990	35,867	40,890
Other	6,168	6,057	18,043	14,209
Total revenues	111,917	125,049	322,300	323,787
Cost of revenues	74,010	83,967	217,271	211,211
Gross profit	37,907	41,082	105,029	112,576
Operating expenses:
Selling, general and administrative (i)	25,160	23,196	70,076	68,380
Provision for captive insurance liability	991	—	2,667	—
Impairment of assets	80	—	199	—
Income from operations	11,676	17,886	32,087	44,196
Interest income	2,346	1,331	5,049	3,313
Interest expense	(22)	(27)	(385)	(75)
Gain on marketable equity securities and investments	122	334	349	385
Other income, net	56	(4)	1,398	3,137
Income before income taxes	14,178	19,520	38,498	50,956
Provision for income taxes	(3,924)	(5,018)	(10,309)	(12,951)
Net income from continuing operations	10,254	14,502	28,189	38,005
(Loss) income from discontinued operations, net of taxes	(25)	(304)	(435)	5,923
Net income	10,229	14,198	27,754	43,928
Net income (loss) attributable to noncontrolling interests, net	30	(261)	(179)	(118)
Net income attributable to Genie Energy Ltd.	10,199	14,459	27,933	44,046
Dividends on preferred stock	—	—	—	(333)
Net income attributable to Genie Energy Ltd. common stockholders	$10,199	$14,459	$27,933	$43,713

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$10,224	$14,763	$28,368	$37,789
Discontinued operations	(25)	(304)	(435)	5,924
Net income attributable to Genie Energy Ltd. common stockholders	$10,199	$14,459	$27,933	$43,713

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.38	$0.55	$1.06	$1.48
Discontinued operations	(0.00)	(0.01)	(0.02)	0.23
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.38	$0.54	$1.04	$1.71
Diluted
Continuing operations	$0.38	$0.54	$1.04	$1.45
Discontinued operations	(0.00)	(0.01)	(0.01)	0.23
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.38	$0.53	$1.03	$1.68

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,526	26,615	26,771	25,541
Diluted	26,868	27,362	27,161	26,056

Dividends declared per common share	$0.075	$0.075	$0.225	$0.225
(i) Stock-based compensation included in selling, general and administrative expenses	$567	$649	$1,774	$2,254
7

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
	(in thousands)
Operating activities
Net income	$27,754	$43,928
Net (loss) income from discontinued operations, net of tax	(435)	5,923
Net income from continuing operations	28,189	38,005
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for captive insurance liability	2,667	—
Depreciation and amortization	646	286
Impairment of assets	199	—
Provision for doubtful accounts receivable	1,651	1,722
Inventory valuation allowance	417	829
Unrealized gain on marketable equity securities and investment and others, net	(637)	(386)
Stock-based compensation	1,723	2,254
Changes in assets and liabilities:
Trade accounts receivable	10,016	(7,271)
Inventory	4,593	(6,114)
Prepaid expenses	4,033	(3,753)
Other current assets and other assets	1,796	2,637
Trade accounts payable, accrued expenses and other liabilities	(12,379)	10,963
Due to IDT Corporation, net	(29)	(45)
Income taxes payable	6,289	(6,566)
Net cash provided by operating activities of continuing operations	49,174	32,561
Net cash provided by operating activities of discontinued operations	8,570	19,461
Net cash provided by operating activities	57,744	52,022
Investing activities
Capital expenditures	(4,025)	(878)
Purchase of solar system facility	(1,344)	—
Purchases of marketable equity securities and other investment	(4,042)	(9,913)
Purchase of equity of subsidiary	(1,200)	—
Purchase of investment property, net of noncontrolling interest paid by Howard Jonas	(934)	—
Proceeds from the sale of marketable equity securities and other investments	—	10,023
Repayment of notes receivable	—	19
Net cash used in investing activities of continuing operations	(11,545)	(749)
Net cash provided by (used in) investing activities of discontinued operations	—	2,578
Net cash used in investing activities	(11,545)	1,829
Financing activities
Dividends paid	(6,171)	(6,818)
Repurchases of Class B common stock	(7,908)	—
Repurchases of Class B common stock from employees	(3,614)	(2,338)
Repurchase of Class B common stock from Genie Foundation	(768)	—
Proceeds from the exercise of warrants	—	5,000
Redemption of preferred stock	—	(8,359)
Net cash used in financing activities	(18,461)	(12,515)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(120)	61
Net increase in cash, cash equivalents, and restricted cash	27,618	41,397
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at beginning of period	165,479	106,080
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	193,097	147,477
Less: Cash held at of discontinued operations at end of period	1,845	4,074
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$191,252	$143,403
8

Reconciliation of Non-GAAP Financial Measures for the Third Quarter of 2024

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for GRE and disclosed Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders (Non-GAAP Net Income and Non-GAAP earnings per share (Non-GAAP EPS). Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are non-GAAP financial measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the net loss of equity method investees, net.

Genie's measure of Non-GAAP Net Income starts with net income attributable to Genie Energy Ltd. Common Stockholders in accordance with GAAP and adds captive insurance liability and the tax effect of this adjustment. These additions  are non-cash and/or non-routine items in the relevant periods.

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, non-GAAP Net Income and Non-GAAP EPS, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to evaluate operating performance in relation to Genie’s competitors. Disclosure of these non-GAAP financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

9

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Captive insurance liability is a non-cash charge incurred by Genie's insurance operations. While there may be related charges in other periods, the magnitude of these changes can fluctuate markedly and do not reflect the performance of Genie's continuing operations. Captive insurance losses are excluded from Genie's calculation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies.

Following are the reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income from operations for Genie Energy on a consolidated basis as well as for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(in millions)	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	2022	2023
Income (loss) from operations	$11.3	$15.0	$17.9	$(34.2)	$9.8	$10.6	$11.7	$78.5	$10.0
Add back
Captive insurance liability	$0.0	$0.0	$0.0	$45.1	$1.0	$0.6	$1.0	$0.0	$45.1
Depreciation and amortization	$0.1	$0.1	$0.1	$0.2	$0.2	$0.2	$0.2	$0.4	$0.5
Non-cash compensation	$0.8	$0.8	$0.6	$0.5	$0.7	$0.5	$0.6	$2.9	$2.7
Impairment	$0.0	$0.0	$0.0	$0.0	$0.0	$0.1	$0.1	$2.1	$0.0
Equity in net loss (income) of equity method investees	$0.2	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$0.0	$0.0	$0.0	$(0.1)
Adjusted EBITDA	$12.4	$15.8	$18.5	$11.5	$11.7	$12.0	$13.6	$83.9	$58.2

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	3Q24	3Q23
Income from operations	$15.0	$22.0
Add back
Depreciation and amortization	$0.1	$0.1
Stock-based compensation	$0.3	$0.2
Impairment	$0.0	$0.0
Equity in the income of equity method investees	$0.1	$0.0
Adjusted EBITDA	$15.5	$22.3

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 Non-GAAP Reconciliation - Consolidated Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders and Non-GAAP Diluted Income Per Share

(in millions except for EPS)	3Q24	3Q23
Net income attributable to Genie Energy Ltd. common stockholders	$10.2	$14.5
Add back
Captive insurance liability	$1.0	$0.0
Income tax effect of adjustment	$(0.3)	0.0
Non-GAAP net income attributable to Genie Energy Ltd. common stockholders	$10.9	$14.5

Diluted earnings per share	$0.38	$0.53
Total adjustments	$0.03	$0.00
Non-GAAP diluted earnings per share	$0.41	$0.53

Weighted average number of shares used in the calculation of diluted earnings per share	26.9	27.4

# # #

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